Exhibit 99.7

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 28, 2020, resTORbio and Adicet entered into the merger agreement pursuant to which Project Oasis Merger Sub, Inc., a wholly owned subsidiary of resTORbio, will merge with and into Adicet, with Adicet surviving as a wholly owned subsidiary of resTORbio.

The following unaudited pro forma condensed combined financial information is based on Adicet’s historical consolidated financial statements and resTORbio’s historical consolidated financial statements, and was prepared using the acquisition method of accounting under U.S. GAAP and has been adjusted to give effect to the merger between resTORbio and Adicet. The merger will be accounted for as a reverse acquisition with Adicet being deemed the acquiring company for accounting purposes. Adicet was determined to be the accounting acquirer based upon the terms of the merger and other factors including: (i) Adicet’s security holders as of immediately prior to the effective time of the merger will own approximately 75% of the voting rights of the combined company (on a fully-diluted basis excluding equity incentives available for grant); (ii) Adicet will designate a majority (five of seven) of the initial members of the board of directors of the combined company; and (iii) the terms of the exchange of equity interests based on the exchange ratio at the announcement of the merger factored in an implied premium to resTORbio’s stockholders. The composition of senior management of the combined company was determined to be a neutral factor in the accounting acquirer determination, as the combined company will leverage the expertise of the senior management of both companies.

As a result of Adicet being treated as the accounting acquirer, Adicet’s assets and liabilities will be recorded at their precombination carrying amounts and the historical consolidated operations that are reflected in the unaudited pro forma condensed combined financial information will be those of Adicet. resTORbio’s assets and liabilities will be measured and recognized at their fair values as of the effective date of the merger, and combined with the assets, liabilities and results of operations of Adicet after the consummation of the merger. As a result, upon consummation of the merger, the historical consolidated financial statements of Adicet will become the historical consolidated financial statements of the combined company.

The following information does not give effect to the proposed reverse stock split pursuant to Proposal No. 2, or the option pool increase pursuant to Proposal No. 3, as described in the section titled “Matters Being Submitted to a Vote of resTORbio Stockholders,” beginning on page 238 of this proxy statement/prospectus/information statement. In addition, the following unaudited pro forma condensed combined financial information does not give effect to the proposed issuance of resTORbio common stock pursuant to the funding agreement, as described in the section titled “Agreements Related to the Merger” beginning on page 229 of this proxy statement/prospectus/information statement.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives effect to the merger as if it took place on June 30, 2020 and combines the historical consolidated balance sheets of Adicet and resTORbio as of June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 gives effect to the merger as if it took place as of January 1, 2019 and combines the historical consolidated results of Adicet and resTORbio for the six months ended June 30, 2020 and the year ended December 31, 2019. The historical consolidated financial statements of Adicet and resTORbio have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies of in-process research and development, inventory, and contingent consideration for the contingent value right described in the section titled “Agreements Related to the Merger” beginning on page 229 of this proxy statement/prospectus/information statement that have yet to be completed. Accordingly, the pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary adjustments reflected in the unaudited pro forma condensed combined financial information and the final application of the acquisition accounting, which is expected to be completed as soon as practicable after the closing of the merger, may occur and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final adjustments will likely occur as a result of the amount of cash used in resTORbio’s operations from the date of the unaudited pro forma condensed combined balance sheet through the consummation of the merger, as well as other changes in resTORbio’s assets and liabilities between June 30, 2020 and the closing of the merger. In addition, differences between the preliminary and final estimated purchase price will likely occur between August 4, 2020 and the closing of the merger due to changes in resTORbio’s stock price including those related to potential changes in the fair value of the contingent value right. Finally, differences between the preliminary and final exchange ratio will likely occur between August 4, 2020 and the closing of the merger as result of changes to resTORbio’s and Adicet’s capitalization, if any, during such period.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Adicet and resTORbio been a combined company during the specified periods.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements of Adicet and resTORbio and their respective “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this proxy statement/prospectus/information statement.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2020

(in thousands)

	Historical
	Adicet	resTORbio	Pro Forma Adjustments	Note 5	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$18,264	$70,889	$—		$89,153
Short-term marketable debt securities	34,049	—	—		34,049
Inventory	—	—	—	A(1), F	—
Accounts receivable — related party	10,000	—	—		10,000
Prepaid expenses and other current assets	4,683	2,860	—		7,543

Total current assets	66,996	73,749	—		140,745
Property and equipment, net	1,759	348	—		2,107
Goodwill	—	—	24,978	A(2)	24,978
In-process research and development	—	—	3,810	A(3)	3,810
Restricted cash	4,282	245	—		4,527
Other non-current assets	1,459	—	—		1,459

Total assets	$74,496	$74,342	$28,788		$177,626

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current Liabilities:
Accounts payable	$2,161	$2,467	$—		$4,628
Contract liabilities, current	17,955	—	—		17,955
Accrued and other current liabilities	6,153	1,097	6,915	A(4), B	14,165

Total current liabilities	26,269	3,564	6,915		36,748
Contract liabilities, net of current portion	4,463	—	—		4,463
Deferred rent, net of current portion	147	34	(34)	A(5)	147
Redeemable convertible preferred stock warrant liability	1,968	—	(1,968)	D	—
Deferred tax liability	—	—	401	A(6)	401
CVR liability	—	—	3,140	A(7)	3,140

Total liabilities	32,847	3,598	8,454		44,899
Redeemable convertible preferred stock	114,083	—	(114,083)	C	—
Stockholders’ deficit:
Common stock	2	4	8	A(8), A(10), C	14
Additional paid-in capital	9,955	237,509	(26,318)	A(8), A(9), A(10), C, D, E, G	221,146
Accumulated deficit	(82,588)	(166,769)	160,727	A(10), B, E, F, G	(88,630)
Accumulated other comprehensive income	197	—			197

Total stockholders’ equity (deficit)	(72,434)	70,744	134,417		132,727

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$74,496	$74,342	$28,788		$177,626

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2020

(in thousands, except share and per share amounts)

	Historical
	Adicet	resTORbio	Pro Forma Adjustments	Note 5	Pro Forma Combined
Revenue	$9,465	$—	$—		$9,465
Operating expenses:
Research and development	15,709	6,629	—		22,338
General and administrative	9,943	6,403	(7,330)	J	9,016

Total operating expense	25,652	13,032	(7,330)		31,354

Loss from operations	(16,187)	(13,032)	7,330		(21,889)

Interest income	551	353	—		904
Interest expense	(34)	—	—		(34)
Other income (expense), net	50	50	(57)	H	43

Loss before income tax (benefit) expense	(15,620)	(12,629)	7,273		(20,976)
Income tax (benefit) expense	(2,679)	8	—		(2,671)

Net loss	$(12,941)	$(12,637)	$7,273		$(18,305)

Net loss per share attributable to common stockholders, basic and diluted	$(0.74)	$(0.35)			$(0.14)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,502,411	36,445,460		K	134,929,020

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

(in thousands, except share and per share amounts)

	Historical
	Adicet	resTORbio	Pro Forma Adjustments	Note 5	Pro Forma Combined
Revenue	$995	$—	$—		$995
Operating expenses:
Research and development	23,691	73,634	—		97,325
General and administrative	8,692	11,823	—		20,515

Total operating expense	32,383	85,457	—		117,840

Loss from operations	(31,388)	(85,457)	—		(116,845)

Interest income	938	2,817	—		3,755
Other income (expense), net	2,331	(63)	(2,274)	H, I	(6)

Loss before income tax expense	(28,119)	(82,703)	(2,274)		(113,096)
Income tax expense	19	36	—		55

Net loss	$(28,138)	$(82,739)	$(2,274)		$(113,151)

Net loss per share attributable to common stockholders, basic and diluted	$(1.63)	$(2.41)			$(1.10)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,249,656	34,306,374		K	102,596,519

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of the Merger

On April 28, 2020, Adicet Bio, Inc., a Delaware corporation (“Adicet”), entered into an agreement and plan of merger (the “merger agreement”) with resTORbio, Inc., a Delaware corporation (“resTORbio”), and Project Oasis Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of resTORbio (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Adicet, with Adicet surviving as a wholly owned subsidiary of resTORbio. Pursuant to the merger agreement, Adicet’s security holders, as of immediately prior to the effective time of the merger, will own approximately 75% of the fully-diluted common stock of the combined company and resTORbio’s security holders, as of immediately prior to the effective time of the merger, will own approximately 25% of the fully-diluted common stock of the combined company (in each case excluding equity incentives available for grant). The relative percentage ownership of the combined company immediately following the effective time of the merger was derived using a stipulated value of Adicet of approximately $220.0 million and of resTORbio of approximately $73.3 million.

Subject to the terms and conditions set forth in the merger agreement, each share of Adicet’s common stock and redeemable convertible preferred stock issued and outstanding immediately prior to the effective time of the merger (excluding any shares that are held in treasury and any dissenting shares held by stockholders who have exercised and perfected appraisal rights) will be converted into the right to receive approximately 0.8555 shares of resTORbio common stock, subject to adjustment to account for the reverse stock split. This exchange ratio (the “exchange ratio”) is an estimate only and is based upon resTORbio’s and Adicet’s capitalization as of August 4, 2020. The final exchange ratio will be determined pursuant to a formula described in more detail in the merger agreement. Each outstanding and unexercised option with respect to Adicet’s common stock under Adicet’s 2015 Stock Incentive Plan and a subset of options pursuant to Adicet’s 2014 Share Option Plan will be converted into options to purchase a number of shares of resTORbio common stock based on the exchange ratio, subject to the terms and adjustments in the merger agreement. All rights with respect to Adicet’s capital stock under the redeemable convertible preferred stock warrants shall be converted into warrants to acquire a certain number of shares of resTORbio common stock based on the exchange ratio, subject to the terms and adjustments in the merger agreement and the applicable warrant.

resTORbio’s stockholders will continue to own and hold their existing shares of resTORbio common stock. The vesting of all outstanding resTORbio options will be accelerated in full as of immediately prior to the effective time of the merger. All out-of-the-money resTORbio options will be cancelled for no consideration. All in-the-money resTORbio options will remain outstanding after the completion of the merger in accordance with their terms. In addition, all outstanding unvested resTORbio restricted stock units will be accelerated in full as of immediately prior to the effective time of the merger, and for each outstanding and unsettled resTORbio restricted stock unit, the holder thereof shall receive a number of shares of resTORbio common stock equal to the number of vested and unsettled shares underlying such resTORbio restricted stock units (reduced by the number of shares of resTORbio common stock necessary to satisfy applicable tax withholding obligations at the maximum statutory rate).

The terms of the merger contemplate that each holder of resTORbio common stock as of immediately prior to the completion of the merger shall be entitled to one contractual contingent value right (“CVR”) issued by resTORbio, subject to and in accordance with the terms and conditions of the CVR Agreement (as defined below), for each share of resTORbio common stock held by such holder as of immediately prior to the effective time of the merger. The CVR holders are entitled to receive net proceeds from the commercialization, if any, received from a third-party commercial partner of RTB101, resTORbio’s small molecule product candidate that is a potent inhibitor of target of rapamycin complex 1 (TORC1), for a COVID-19 related indication. The terms and conditions of the CVRs will be established pursuant to a CVR agreement by and among resTORbio, the Holders’ Representative and the Rights Agent, expected to be entered into immediately prior to the closing of the merger (the “CVR Agreement”).

Notes to Unaudited Pro Forma Condensed Combined Financial Information

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet as of June 30, 2020 was derived from the historical consolidated balance sheets of Adicet and resTORbio as of June 30, 2020 and has been adjusted to give effect to the merger as if it occurred on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 were derived from the historical consolidated statements of operations and comprehensive loss of Adicet and resTORbio for the six months ended June 30, 2020 and the year ended December 31, 2019 and have been adjusted to give effect to the merger as if it occurred on January 1, 2019.

Adicet and resTORbio have concluded that the merger represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). In addition, because Adicet has been determined to be the accounting acquirer in the merger, but not the legal acquirer, the merger is deemed a reverse acquisition under the guidance of ASC 805. Management has not yet completed a final valuation analysis of the fair value of resTORbio’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the merger, management has preliminarily allocated such consideration to the assets acquired and liabilities assumed of resTORbio in the merger based on a preliminary valuation analysis and purchase price allocation. The final purchase price allocation will be determined when management has determined the final consideration paid in the merger and completed the detailed valuations and other studies of in-process research and development (“IPR&D”), inventory, and contingent consideration for the CVR. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments and unaudited pro forma condensed combined financial information. The final purchase price allocation may include (1) changes to assets acquired and liabilities assumed, including goodwill, based on the results of certain valuations and other studies of IPR&D, inventory, and contingent consideration for the CVR that have yet to be completed, (2) changes to assets acquired and liabilities assumed, that will occur through the date of the closing of the merger and (3) changes to the fair value of purchase consideration, which will be impacted by changes in resTORbio’s common stock outstanding, the share price of resTORbio’s common stock on the closing date of the merger including those related to potential changes in the fair value of the CVR.

The unaudited pro forma condensed combined financial information does not include the impact of any cost savings due to operating synergies that may result from the merger or any related restructuring costs that may be contemplated and does not give effect to the proposed reverse stock split because the proposed reverse stock split is a range and is not definitive. In addition, the unaudited pro forma condensed combined financial information does not give effect to the proposed issuance of resTORbio common stock pursuant to the funding agreement as the timing of funding is not definitive.

3. Preliminary Purchase Price

Pursuant to the merger agreement, at the closing of the merger, resTORbio expects to issue to Adicet’s common and preferred stockholders a number of shares of resTORbio common stock, as well as issue to holders of Adicet’s stock options and redeemable convertible preferred stock warrants a number of options and common stock warrants of resTORbio, representing approximately 75% of the resTORbio outstanding common stock on a fully-diluted basis (excluding equity incentives available for grant). The estimated preliminary purchase price is calculated based on the fair value of resTORbio common stock that the resTORbio stockholders will own as of the closing date of the merger because, with no active trading market for shares of Adicet, the fair value of the resTORbio common stock represents a more reliable measure of the fair value of consideration transferred in the merger. Accordingly, the accompanying unaudited pro forma condensed combined financial information reflects

Notes to Unaudited Pro Forma Condensed Combined Financial Information

an estimated purchase price of approximately $95.1 million, which consists of the following (in thousands, except share and per share amounts):

Fair value of common stock shares of the combined company owned by resTORbio stockholders (1)	$91,276
Fair value of contingent consideration liability with respect to CVR (2)	3,140
Estimated fair value of modified stock options and restricted stock units attributable to precombination services (3)	674

Estimated purchase price	$95,090

(1)	Represents the estimated share consideration of the combined company that the resTORbio stockholders would own as of the closing of the merger.

Estimated number of shares of the combined company to be owned by resTORbio stockholders (a)	36,453,882
Multiplied by the fair value per share of resTORbio common stock (b)	$2.59
Estimated acquisition date fair value of resTORbio	94,416
Less: portion of the fair value to be distributed as CVR (c)	(3,140)

Estimated fair value of shares of the combined company owned by resTORbio stockholders	$91,276

a.

Represents the number of shares of common stock of the combined company that the resTORbio stockholders would own as of the closing of the merger. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, as 36,453,882 shares of resTORbio common stock outstanding as of August 4, 2020.

b.

The estimated purchase price was based on the closing price of resTORbio common stock on August 4, 2020. The requirement to base the final purchase price on the number of shares of resTORbio common stock outstanding and the fair value of resTORbio common stock immediately prior to the closing of the merger could result in a purchase price and goodwill different from that assumed in this unaudited pro forma condensed combined financial information, and that difference may be material. A 10% increase (decrease) to the resTORbio share price would increase (decrease) the purchase price by $9.4 million, with a corresponding change to goodwill. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual transferred consideration will be when the transaction is completed. The actual purchase price will fluctuate until the closing date of the merger and the final valuation could differ materially from the current estimate.

c.

The fair value of resTORbio common stock was further adjusted to remove the estimated fair value of the CVR embedded within the closing price, as each holder of resTORbio stock will receive one contractual CVR immediately prior to the merger.

(2)

Each holder of resTORbio common stock as of immediately prior to the completion of the merger shall be entitled to one CVR issued by resTORbio, subject to and in accordance with the terms and conditions of the CVR Agreement, for each share of resTORbio common stock held by such holder as of immediately prior to the effective time of the merger (see Note 5 – Pro Forma Adjustment A(7) related to estimated fair value of CVR).

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(3)

Based on the capitalization of resTORbio as of August 4, 2020, 639,911 outstanding unvested resTORbio restricted stock units will be accelerated in connection with the merger and holders of the restricted stock units will be issued approximately 383,947 shares of resTORbio common stock on a net settlement basis. Similarly, in connection with the merger, vesting of outstanding resTORbio stock options will be accelerated in full and the stock options that will not be the in-the-money on the close of the merger will be canceled, resulting in approximately 656,651 surviving stock options. The acquisition date fair value of these modified resTORbio restricted stock units and resTORbio stock options attributable to the precombination services is included in the estimated purchase price. The acquisition date fair value of these modified resTORbio restricted stock units and resTORbio stock options is calculated based on the number of such resTORbio restricted stock units and resTORbio stock options expected to vest assuming that the merger will close on August 31, 2020.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of resTORbio based on their estimated fair values as of the closing date of the merger. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired has been recorded as goodwill in the accompanying unaudited pro forma condensed combined balance sheet.

The preliminary allocation of the estimated purchase price to the acquired net assets of resTORbio, based on the estimated fair values as of June 30, 2020, as well as changes in accrued and other current liabilities through the closing of the merger related to costs directly attributable to the transaction that are expected to be incurred by resTORbio between June 30, 2020 and the closing of the merger (see Note 5 – Pro Forma Adjustment A(4)), is as follows (in thousands):

Net assets acquired
Cash and cash equivalents	$70,889
Prepaid expenses and other current assets	2,860
Inventory	81
Property and equipment	348
IPR&D	3,810
Restricted cash	245
Accounts payable	(2,467)
Accrued and other current liabilities	(5,253)
Deferred tax liability	401
Goodwill	24,978

$95,090

The application of the acquisition method of accounting is dependent upon certain valuations and other studies of IPR&D, inventory, and contingent consideration for the CVR that have yet to be completed. The purchase price allocation will remain preliminary until Adicet’s management determines the fair values of the assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger, but no later than one year after the consummation of the merger, and will be based on the fair values of the assets acquired and liabilities assumed as of the closing of the merger. The final amounts allocated to the assets acquired and liabilities assumed as of the closing date of the merger will change due to the amount of cash used in resTORbio’s operations for research and development activities and general and administrative expenses including transaction-related costs after June 30, 2020 to the merger closing date and other changes in resTORbio’s assets and liabilities that occur through the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

4. Shares of resTORbio Common Stock Issued to Adicet’s Stockholders upon Closing of the Merger

At the closing of the merger, resTORbio (the legal acquirer) will issue to Adicet’s common and preferred stockholders shares of its common stock based on the exchange ratio determined in accordance with the merger agreement. The estimated exchange ratio for purposes of the unaudited pro forma condensed combined financial information was derived on a fully-diluted basis as of August 4, 2020 using a stipulated value of Adicet of approximately $220.0 million and of resTORbio of approximately $73.3 million. The estimated number of shares of common stock resTORbio expects to issue to Adicet’s common and preferred stockholders as of August 4, 2020 (ignoring rounding of fractional shares) is determined as follows:

Shares of Adicet common stock	17,569,569
Shares of Adicet redeemable convertible preferred stock	97,166,921

114,736,490
Exchange ratio	0.8555

Estimated shares of resTORbio common stock issued to Adicet security holders upon closing of transaction	98,157,067

As the reverse stock split is a range and is not definitive and will occur immediately prior to the consummation of the merger, the exchange ratio and estimated shares of resTORbio common stock issued to Adicet security holders have not been adjusted to give retrospective effect to the reverse stock split. Upon the effectiveness of the reverse stock split, the outstanding shares of resTORbio common stock will be combined into a lesser number of shares such that one share of resTORbio common stock will be issued for a specified number of shares, which shall be equal to or greater than four (4) and equal to or less than twelve (12), with the exact number within the range to be mutually determined by resTORbio and Adicet prior to the effective time. The exchange ratio will then be subject to adjustment to account for the effect of the reverse stock split of resTORbio common stock. Assuming a reverse stock split of resTORbio common stock 1:4 or 1:12, the estimated shares of resTORbio common stock issued to Adicet security holders would be 24,452,135 or 8,180,712 shares, respectively.

5. Pro Forma Adjustments

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations and comprehensive loss, expected to have a continuing impact on the results of operations of the combined company. The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change.

Based on Adicet management’s review of resTORbio’s summary of significant accounting policies, the nature and amount of any adjustments to the historical consolidated financial statements of resTORbio to conform to the accounting policies of Adicet are not expected to be significant.

The unaudited pro forma condensed combined financial information does not reflect the proposed reverse stock split that is expected to be effected immediately prior to consummation of the merger. In addition, the unaudited pro forma condensed combined financial information does not give effect to the proposed issuance of resTORbio common stock pursuant to the funding agreement dated April 28, 2020, by and among Adicet, resTORbio and certain investors of Adicet (the “funding agreement”) pursuant to which such investors committed to fund up to an aggregate of $15 million into an escrow account at or prior to the time of the completion of the merger, which will be used to subscribe for shares of resTORbio common stock in a private placement upon the occurrence of a qualified financing, as such term is described therein.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

The pro forma adjustments, based on preliminary estimates that may change materially as additional information is obtained, are as follows:

A.	The pro forma adjustments to reflect the fair value of the assets and liabilities acquired in connection with the merger consist of the following:

(1)	To reflect the acquired inventory fair value of $0.1 million to be used in research and development.

(2)

To record goodwill resulting from the merger. Goodwill is comprised of the purchase price of the acquisition in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired (see Note 3).

(3)

To reflect the fair value of acquired IPR&D related to the research and development of RTB101 for a COVID-19 related indication. The RTB101 compound IPR&D project was valued using an income approach, specifically a discounted cash flow method, adjusted for the probability of technical success (“PTS”). Key inputs include forecast of potential cash flows to be generated by the project and resulting asset, which was developed utilizing estimates of total patient population, market penetration rates, demand risk adjustment factors, product pricing, costs of goods sold, research and development expenses, selling, general and administrative expenses, cash flow adjustments and partner profit split. The projected cash flows were then adjusted using PTS factors that were selected considering both the current state of clinical development and the nature of the proposed indication, (i.e., respiratory therapeutics.) Finally, the resulting probability adjusted cash flows were discounted to a present value using a risk-adjusted discount rate, developed considering the market risk present in the forecast and the size of the asset. IPR&D is accounted for as an indefinite-lived intangible asset until completion or abandonment of the related project. Therefore, no pro forma adjustment for related amortization has been reflected in the unaudited pro forma combined statements of operations and comprehensive loss. The IPR&D intangible assets are subject to testing for impairment annually and upon other triggering events.

(4)

To reflect changes in accrued and other current liabilities through the closing of the merger related to costs directly attributable to the transaction that are expected to be incurred by resTORbio between June 30, 2020 and the closing of the merger:

•

Approximately $2.1 million for director’s and officer’s tail insurance coverage to be purchased by resTORbio prior to closing. This adjustment will result in a reduction of net assets acquired by Adicet at closing.

•

Estimated costs to complete the transaction of approximately $2.0 million consisting of legal fees, advisory fees, accounting and audit fees and other expenses to be incurred by resTORbio prior to closing. This adjustment will result in a reduction of net assets acquired by Adicet at closing.

(5)	To eliminate resTORbio deferred rent liability that is not a liability assumed in the merger.

(6)	To record deferred tax liability in connection with the merger related to the acquired IPR&D.

(7)

To reflect the fair value of the contingent consideration liability for the CVR. The contingent consideration for the CVR was valued using an income approach, leveraging the forecasted cash flows that would accrue to the combining company and then deducting the administrative fee to be retained by the combined company and other permitted deductions in order to arrive at the net cash expected to be paid out to the CVR holders. These cash flows were then discounted to present value using the same discount rate applied in the valuation of the IPR&D.

(8)

Represents estimated purchase consideration of approximately $91.3 million for the 36,453,882 shares of the combined company that the existing shareholders of resTORbio are estimated to own after the closing of the merger.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

As the reverse stock split will occur immediately prior to the consummation of the merger and the final split ratio has not been determined as of the date of this filing the pro forma combined common stock capital accounts have not been adjusted to give retrospective effect to the reverse stock split. The reverse stock split will not affect the pro forma combined common stock capital accounts, however, because the par value per share will remain unchanged on the effective date of the reverse stock split, the components that make up the common stock capital accounts will change by offsetting amounts. Depending on the size of the reverse stock split that resTORbio and Adicet decide to implement, the common stock account will be decreased and additional paid-in capital will be increased by offsetting amounts.

(9)	Represents estimated purchase consideration of approximately $0.7 million attributable to precombination services for the resTORbio employee stock options and restricted stock units.

(10)	To eliminate resTORbio’s historical shareholders’ equity.

B.	Represents an adjustment to accrued and other current liabilities to reflect those that are directly attributable to the closing of the merger, including:

(1)

Approximately $1.2 million in severance obligations for resTORbio’s employees. The payment of these arrangements is contingent on the employees providing service over the transition periods, which is expected to be completed within nine months and will be recognized in the combined company’s financial statements following the closing of the merger.

(2)

Approximately $0.9 million in obligations under the Transition Agreement executed with Adicet’s current President and Chief Executive Officer, Anil Singhal, in connection with the merger Agreement (the “Transition Agreement”) which will be recorded by the combined company following the closing of the merger.

(3)	Estimated costs to complete the transaction of approximately $0.7 million consisting of legal fees, advisory fees, accounting and audit fees and other expenses to be incurred by Adicet.

These pro forma adjustments are not reflected in the unaudited pro forma condensed combined statements of operations and comprehensive loss as these amounts are not expected to have a continuing effect on the operating results of the combined company.

C.

Represents an adjustment to reflect the reclassification from redeemable convertible preferred stock to common stock and additional paid-in capital resulting from the conversion of shares of Adicet into shares of resTORbio common stock based on the exchange ratio.

D.

Represents an adjustment to reclassify Adicet’s redeemable convertible preferred stock warrant liability of $2.0 million to additional paid-in capital as a result of the conversion of the warrant being exercisable for resTORbio’s’s common stock rather than Adicet’s redeemable convertible preferred stock. The warrants exercisable for resTORbio’s common stock will be classified within equity.

E.

Represents an adjustment to record post-combination stock compensation expense of approximately $2.3 million for the acceleration of resTORbio employee stock options and restricted stock units, outstanding immediately prior to the closing of the merger in accordance with the terms of the merger agreement for which there is no future service requirement. This amount is excluded from the unaudited pro forma condensed combined statements of operations and comprehensive loss because it will not have a continuing impact on the combined organization’s operations; however, the amount is reflected as an increase to accumulated deficit and additional paid-in capital in the unaudited condensed combined pro forma balance sheet because the amount is directly attributable to the merger.

F.

Represents an adjustment to write-off acquired inventory of material to be used in research and development of the CVR product. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statements of operations and comprehensive loss as this amount is not expected to have a continuing effect on the operating results of the combined company.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

G.

Represents an adjustment to record post-combination stock expense of approximately $0.9 million for modification of Adicet’s current President and Chief Executive Officer’s stock options in connection with the Transition Agreement. This amount is excluded from the unaudited pro forma condensed combined statements of operations and comprehensive loss because it will not have a continuing impact on the combined organization’s operations; however, the amount is reflected as an increase to accumulated deficit and additional paid-in capital in the unaudited pro forma balance sheet because the amount is directly attributable to the merger.

H.

Represents an adjustment to eliminate the impact of the change in the fair value of Adicet redeemable convertible preferred stock warrant liability of $0.1 million for six months ended June 30, 2020 and $0.3 million for the year ended December 31, 2019 for warrants issued by Adicet as all warrants will become exercisable for resTORbio common stock pursuant to the merger agreement. As a result, the Adicet redeemable convertible preferred stock warrants would no longer be subject to fair value accounting following the assumed closing of the merger.

I.

Represents an adjustment to eliminate the impact of the change in the fair value of Adicet’s redeemable convertible preferred stock tranche liability and Technion Research and Development Foundation Ltd. (referred to as “TRDF”) liability of $2.0 million during the year ended December 31, 2019. As the redeemable convertible preferred stock tranche liability and TRDF liability would not exist once the redeemable convertible preferred stock are converted to common stock in the merger and therefore the changes in the fair value of redeemable convertible preferred stock tranche liability and TRDF liability are removed from the unaudited pro forma condensed combined statements of operations.

J.

Represents an adjustment to eliminate non-recurring transaction costs of $2.0 million and $5.3 million incurred by resTORbio and Adicet, respectively, in connection with the merger and recorded as expense in their respective historical consolidated statements of operations and comprehensive loss for the six months ended June 30, 2020 as these expenses are not expected to have a continuing effect on the operating results of the combined company.

K.

The weighted average shares outstanding for the period have been adjusted to give effect to the issuance of resTORbio common stock in connection with the merger as of January 1, 2019 or the date of issuance of Adicet preferred stock, if later. As the combined company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same. The following table presents the calculation of the pro forma weighted average number of common stock outstanding without giving effect to the proposed reverse stock split:

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Weighted average Adicet shares outstanding	17,502,411	17,249,656
Weighted average shares of Adicet redeemable convertible preferred stock	97,166,921	62,555,395

	114,669,332	79,805,051
Weighted average Adicet shares outstanding adjusted for exchange ratio	98,099,613	68,273,221
Weighted average resTORbio shares outstanding	36,445,460	34,306,374
Net shares of resTORbio common stock to be issued with respect to outstanding resTORbio RSUs	383,947	16,924

Pro forma combined weighted average number of shares of common stock—basic and diluted	134,929,020	102,596,519

Notes to Unaudited Pro Forma Condensed Combined Financial Information

As the reverse stock split is a range and is not definitive and will occur immediately prior to the consummation of the merger, resTORbio’s historical weighted average shares outstanding and the pro forma combined weighted average shares outstanding have not been adjusted to give retrospective effect to the reverse stock split. Upon the effectiveness of the reverse stock split, the outstanding shares of resTORbio common stock will be combined into a lesser number of shares such that one share of resTORbio common stock will be issued for a specified number of shares, which shall be equal to or greater than four (4) and equal to or less than twelve (12), with the exact number within the range to be mutually determined by resTORbio and Adicet prior to the effective time. The exchange ratio will then be subject to adjustment to account for the effect of the reverse stock split of resTORbio common stock. The following table is presented for illustrative purposes to give effect to the range of the proposed reverse stock split on the pro forma combined net loss per share attributable to common stockholders, basic and diluted, as the pro forma condensed combined financial information does not reflect the proposed reverse stock split that is expected to be effected immediately prior to consummation of the merger.

Pro forma combined net loss per share attributable to common stockholders, basic and diluted	Six months Ended June 30, 2020	Year Ended December 31, 2019
1:4 reverse stock split	$(0.54)	$(4.41)
1:12 reverse stock split	$(1.63)	$(13.23)